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                                                                    EXHIBIT 23.2


                         Independent Auditors' Consent


The Board of Directors
Provant, Inc.:

We consent to the use of our report dated August 7, 2001, with respect to the consolidated balance sheets of Provant, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Provant, Inc., incorporated herein by reference.


/s/ KPMG LLP

Boston, Massachusetts
February 15, 2002